Exhibit 99.1

Investor Relations:	Andrew Greenebaum Addo Investor Relations investors@skx.com
Press:	Jennifer Clay Vice President, Corporate Communications SKECHERS U.S.A., Inc. (310) 318-3100

SKECHERS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

MANHATTAN BEACH, CA. – February 4, 2021 – SKECHERS U.S.A., Inc. (“Skechers” or the “Company”) (NYSE:SKX), a global footwear leader, today announced financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter Highlights

•	Sales of $1.32 billion, a decrease of 0.5% year-over-year
•	Domestic Wholesale sales grew 1.2% year-over-year
•	China sales grew 29.7% year-over-year
•	Diluted earnings per share were $0.34, including a one-time tax benefit of $0.10 per share
•	Cash and cash equivalents were $1.37 billion at quarter-end

“For Skechers, 2020 began with positive momentum following a year of record sales, but the global pandemic put us to the test. This past year, we were forced to act and react faster and continue to do so given the on-going health crisis. In the fourth quarter, we nearly drove our sales to a new fourth quarter record,” began Robert Greenberg, Chief Executive Officer of Skechers. “Our consumers want comfort and familiarity, especially those working from home and essential workers. We are a natural and trusted choice as comfort is the cornerstone of our product. The enhanced comfort and technology features offered within our athletic and casual footwear, including the boot and work collections delivered what consumers needed. We have a history of delivering quality and value, and athletic lifestyle footwear is one of our leading product categories. In the fourth quarter, we also expanded efforts to communicate our comfort messaging across numerous digital channels as well as through more traditional advertising methods. Remaining authentic was paramount in 2020, but the challenges we faced last year and are still facing in 2021, have created an even more agile and focused company—one with products that will remain in-demand during the ongoing crisis and beyond.”

“In the face of the continuing global pandemic, Skechers experienced sales down only half a percent from the record fourth quarter sales of 2019, a significant accomplishment during this challenging time and a testament to the strength and relevance of our brand,” stated David Weinberg, Chief Operating Officer of Skechers. “Skechers has always been quick to market and able to pivot. We effectively managed the flow of our inventory to open markets, fulfilling demand as we delivered must-have products to consumers. We saw our athletic lifestyle, walking and work footwear products for men and women drive Domestic Wholesale growth. Our International Wholesale business achieved 2.5% sales growth led by a 29.7% increase in China, as well as double-digit increases in Chile, United Kingdom, Germany and Spain, among others. Though our Direct-to-Consumer sales decreased 6.4%, primarily due to the temporary closures and reduced operating hours of stores, we experienced triple-digit growth in our domestic

e-commerce sales. New Skechers stores opened in select domestic and international markets, including our first dedicated golf store, located at the premier Mission Hills resort in China. While we understand the economic recovery from the COVID-19 pandemic will not be quick and many regions are still being impacted, Skechers remains a desired brand. As we plan for future success, we continue to invest in our long-term growth potential, including improving our supply chain in the United States, Asia and Europe and other select markets, scaling innovation within our operations, and further enhancing our digital capabilities with the planned roll out of e-commerce platforms around the world.”

Fourth Quarter 2020 Financial Results

	Three Months Ended
	December 31,		Change
(in millions, except per share data)	2020	2019	$	%
Sales	$1,324.7	$1,330.7	$(6.0)	(0.5%)
Gross profit	648.4	637.7	10.7	1.7%
Gross margin	48.9%	47.9%
SG&A expenses	595.7	548.3	47.4	8.6%
As a % of sales	45.0%	41.2%
Earnings from operations	57.7	94.1	(36.4)	(38.7%)
Operating margin	4.4%	7.1%
Net earnings	53.3	59.5	(6.2)	(10.4%)
Diluted earnings per share	$0.34	$0.39	$(0.05)	(12.8%)
Adjusted diluted earnings per share	$0.24	$0.39	$(0.15)	(38.5%)

Fourth quarter sales decreased 0.5% as a result of a 2.8% decrease in the Company’s domestic sales partially offset by a 1.1% increase internationally. Domestic declines were driven by lower retail sales partially offset by growth of 142.7% in e-commerce and growth in the wholesale channel. Increases in international sales were driven by wholesale partially offset by declines in retail.

The Company’s Domestic Wholesale sales increased 1.2%, International Wholesale sales increased 2.5% and its Direct-to-Consumer sales decreased 6.4%. Increases in the Company’s International Wholesale segment were driven by growth in its international wholesale subsidiaries and joint ventures, led by increases of 29.7% in China and 22.9% in Europe partially offset by a decline of 57.9% in its distributor sales. Direct-to-Consumer comparable same store sales decreased 13.4%, including decreases of 9.8% domestically and 21.7% internationally.

Gross margin increased 102 basis points to 48.9%, rising in all segments, driven by a favorable mix of international and e-commerce sales and average selling price increases in Domestic Wholesale.

SG&A expenses increased $47.4 million, or 8.6% in the quarter. Selling expenses increased by $9.2 million, or 10.4%, primarily due to higher domestic marketing expenses. General and administrative expenses increased by $38.1 million, or 8.3%. The increase was primarily the result of increases in warehouse and distribution expenses globally.

Earnings from operations decreased $36.4 million, or 38.7%, to $57.7 million.

Net earnings were $53.3 million and diluted earnings per share were $0.34. Net earnings include a one-time tax benefit of $15.9 million resulting from changes in the tax structure of our operations and related benefits provided by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. Excluding the effects of this one-time tax benefit, adjusted diluted earnings per share were $0.24.

In the fourth quarter, the Company’s effective income tax rate was a negative 14.0% primarily driven by the aforementioned global restructuring.

“2020 was an extremely challenging year and the fourth quarter was no exception. Multiple markets experienced temporary store closures and significantly restricted operating environments; a situation we expect to continue through the first half of 2021. Despite this, the Skechers brand continued to perform exceptionally well with strong sell through and gross margins, and the Skechers organization continued to manage effectively for today while also investing for the future.” stated, John Vandemore, Chief Financial Officer. “We believe that the strength of our financial position, the prudent investments in our infrastructure around the globe, and the focus on enhancing our digital capabilities, will position Skechers for meaningful long-term growth and shareholder value creation.”

Full Year 2020 Financial Results

	Year Ended
	December 31,		Change
(in millions, except per share data)	2020	2019	$	%
Sales	$4,597.4	$5,220.1	$(622.7)	(11.9%)
Gross profit	2,189.8	2,491.2	(301.4)	(12.1%)
Gross margin	47.6%	47.7%
SG&A expenses	2,072.1	1,995.2	76.9	3.9%
As a % of sales	45.1%	38.2%
Earnings from operations	133.7	518.4	(384.7)	(74.2%)
Operating margin	2.9%	9.9%
Net earnings	98.6	346.6	(248.0)	(71.6%)
Diluted earnings per share	$0.64	$2.25	$(1.61)	(71.6%)
Adjusted diluted earnings per share	$0.65	$2.25	$(1.60)	(71.1%)

Full year sales decreased 11.9%, reflecting the impact of the global pandemic on the Company’s businesses worldwide.

Gross margin of 47.6% was relatively flat to the prior year with increases of 160 basis points in Domestic Wholesale and 101 basis points in Direct-to-Consumer offset by a decrease of 71 basis points in International Wholesale.

SG&A expenses increased by $76.9 million or 3.9%. Selling expenses decreased by $51.8 million or 14.0%, primarily due to lower advertising and marketing expenses. General and administrative expenses increased by $128.7 million or 7.9%, primarily driven by increased domestic and international warehouse and distribution expenses, increased depreciation and amortization, including the Skechers Mexico acquisition, and a one-time, non-cash compensation charge related to the cancellation of restricted share grants in the third quarter.

Earnings from operations decreased $384.7 million, or 74.2%, to $133.7 million.

Net earnings were $98.6 million and diluted earnings per share were $0.64. Adjusted to exclude the one-time effects of the third quarter non-cash compensation charge and fourth quarter tax benefit, adjusted diluted earnings per share were $0.65.

Balance Sheet

Cash and cash equivalents totaled $1.37 billion, an increase of $545.9 million, or 66.2% from December 31, 2019. The increase primarily reflects the Company’s outstanding borrowings of $452.5 million against its senior unsecured credit facility.

Total inventory was $1.02 billion, a decrease of $53.1 million or 5.0% from December 31, 2019. Strong inventory management resulted in decreased inventory levels in the Company’s Domestic Wholesale and Direct-to-Consumer segments offset by increased inventory in International Wholesale, primarily to support sales growth in China.

Outlook

The Company is not providing further financial guidance at this time given the ongoing business disruption and substantial uncertainty surrounding the impact of the COVID-19 pandemic on its business globally.

Store Count

	Number of Store Locations as of			Number of Store Locations as of
	December 31, 2019	Opened	Closed(1)	December 31, 2020
Domestic stores	497	36	(10)	523
International stores	303	31	(3)	331
Joint venture stores	354	142	(29)	467
Distributor, licensee and franchise stores	2,393	430	(253)	2,570
Total Skechers stores	3,547	639	(295)	3,891
(1)	Does not reflect temporary closures due to the COVID-19 pandemic.

Certain Non-GAAP Measures

To supplement our unaudited condensed consolidated financial statements presented under generally accepted accounting principles in the United States (“GAAP”), we use the non-GAAP financial measures presented above to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance consistent with how management evaluates the Company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the Company has determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Reconciliations of these non-GAAP financial measures to the most nearly comparable GAAP financial measures are presented below.

Fourth Quarter 2020 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its fourth quarter 2020 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning February 4, 2021 at 7:30 p.m. ET, through February 18, 2021, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13715391.

About SKECHERS U.S.A., Inc.

Based in Manhattan Beach, California, Skechers designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. The Company’s collections are available in the United States and over 170 countries and territories via department and specialty stores, and direct to consumers through 3,891 Company and third-party-owned retail stores and e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia, Israel and Mexico, and wholly-owned subsidiaries in Canada, Japan, India, Europe and Latin America. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, Twitter, and TikTok.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under generally accepted accounting principles in the United States. This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to the COVID-19 pandemic; international economic, political and market conditions including the challenging consumer retail markets in the United States; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2019 and its quarterly report on Form 10-Q for the three months ended September 30, 2020. More specifically, the COVID-19 pandemic has had and is currently having a significant impact on Skechers’ business, financial conditions, cash flow and results of operations. Forward-looking statements with respect to the COVID-19 pandemic include, without limitation, Skechers’ plans in response to this pandemic. At this time, there is significant uncertainty about the COVID-19 pandemic, including without limitation, (i) the duration and extent of the impact of the pandemic, (ii) governmental responses to the pandemic, including how such responses could impact Skechers’ business and operations, as well as the operations of its factories and other business partners, (iii) the effectiveness of Skechers’ actions taken in response to these risks, and (iv) Skechers’ ability to effectively and timely adjust its plans in response to the rapidly changing retail and economic environment. Taking these and other risk factors associated with the COVID-19 pandemic into consideration, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of December 31,
(in thousands, except par values)	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,370,826	$824,876
Short-term investments	100,767	112,037
Trade accounts receivable, net	619,800	645,303
Other receivables	69,222	53,932
Total receivables	689,022	699,235
Inventory	1,016,774	1,069,863
Prepaid expenses and other current assets	166,962	113,580
Total current assets	3,344,351	2,819,591
Property, plant and equipment, net	935,441	738,925
Operating lease right-of-use assets	1,171,521	1,073,660
Deferred tax assets	63,884	49,088
Long-term investments	108,412	94,589
Goodwill	93,497	71,412
Other assets, net	95,263	45,678
Total non-current assets	2,468,018	2,073,352
TOTAL ASSETS	$5,812,369	$4,892,943
LIABILITIES AND EQUITY
Current liabilities:
Current installments of long-term borrowings	$52,250	$66,234
Short-term borrowings	3,297	5,789
Accounts payable	744,077	764,844
Operating lease liabilities	204,370	191,129
Accrued expenses	208,712	210,235
Total current liabilities	1,212,706	1,238,231
Long-term borrowings, excluding current installments	679,415	49,183
Long-term operating lease liabilities	1,065,069	966,011
Deferred tax liabilities	11,439	322
Other long-term liabilities	118,077	103,089
Total non-current liabilities	1,874,000	1,118,605
Total liabilities	3,086,706	2,356,836
Stockholders’ equity:
Preferred Stock	—	—
Class A Common Stock	134	131
Class B Common Stock	21	22
Additional paid-in capital	372,165	306,669
Accumulated other comprehensive loss	(27,285)	(29,993)
Retained earnings	2,136,400	2,037,836
Skechers U.S.A., Inc. equity	2,481,435	2,314,665
Noncontrolling interests	244,228	221,442
Total stockholders' equity	2,725,663	2,536,107
TOTAL LIABILITIES AND EQUITY	$5,812,369	$4,892,943

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share data)	2020	2019	2020	2019
Sales	$1,324,711	$1,330,732	$4,597,414	$5,220,051
Cost of sales	676,284	692,983	2,407,633	2,728,894
Gross profit	648,427	637,749	2,189,781	2,491,157
Royalty income	4,955	4,666	16,017	22,493
	653,382	642,415	2,205,798	2,513,650
Operating expenses:
Selling	97,875	88,664	318,097	369,901
General and administrative	497,788	459,669	1,754,017	1,625,306
Selling, general and administrative	595,663	548,333	2,072,114	1,995,207
Earnings from operations	57,719	94,082	133,684	518,443
Other income (expense):
Interest income	173	2,282	5,912	11,782
Interest expense	(4,899)	(2,315)	(16,327)	(7,509)
Other, net	15,577	1,917	31,460	(6,711)
Total other income (expense)	10,851	1,884	21,045	(2,438)
Earnings before income tax expense	68,570	95,966	154,729	516,005
Income tax (benefit) expense	(9,602)	13,465	8,502	88,753
Net earnings	78,172	82,501	146,227	427,252
Less: Net earnings attributable to noncontrolling interests	24,891	22,969	47,663	80,692
Net earnings attributable to Skechers U.S.A., Inc.	$53,281	$59,532	$98,564	$346,560
Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.34	$0.39	$0.64	$2.26
Diluted	$0.34	$0.39	$0.64	$2.25
Weighted average shares used in calculating net earnings per share attributable to Skechers U.S.A, Inc.:
Basic	154,548	153,379	154,184	153,392
Diluted	155,397	154,630	154,894	154,151

SKECHERS U.S.A., INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited)

	Three Months Ended					Year Ended
	December 31,		Change			December 31,		Change
(in millions)	2020	2019	$	%		2020	2019	$	%
Domestic Wholesale
Sales	$299.4	$295.9	3.5	1.2		$1,126.6	$1,247.6	(121.0)	(9.7)
Gross margin	37.7%	35.0%		264	bps	38.3%	36.7%		160	bps
International Wholesale
Sales	$654.1	$638.4	15.7	2.5		$2,257.8	$2,462.6	(204.8)	(8.3)
Gross margin	46.9%	46.4%		51	bps	45.3%	46.0%		(71	) bps
Direct-to-Consumer
Sales	$371.2	$396.4	(25.2)	(6.4)		$1,213.0	$1,509.9	(296.9)	(19.7)
Gross margin	61.7%	60.0%		164	bps	60.6%	59.6%		101	bps
Total
Sales	$1,324.7	$1,330.7	(6.0)	(0.5)		$4,597.4	$5,220.1	(622.7)	(11.9)
Gross margin	48.9%	47.9%		102	bps	47.6%	47.7%		(9	) bps

SKECHERS U.S.A., INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Earnings and Adjusted Diluted Earnings Per Share

We believe that Adjusted Earnings and Adjusted Diluted Earnings Per Share provide meaningful supplemental information to investors in evaluating our business performance for the quarter and year ended December 31, 2020. Adjusted Earnings and Adjusted Diluted Earnings Per Share are not measures of financial performance under GAAP and should be considered in addition to, and not a substitute for, Net Earnings and Diluted Net Earnings Per Share which are the most comparable GAAP measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The tables below include adjustments for a one-time tax benefit, in the fourth quarter, due to the combination of an international restructuring and the CARES Act as well as the non-cash compensation charge related to the cancellation of restricted share grants in the year-to-date results.

Constant Currency Adjustment

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

	Three Months Ended December 31,
	2020					2019	Change
(in millions, except per share data)	Reported GAAP Measure	Tax Adjustment	Adjusted for Tax Adjustment	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$1,324.7	$-	$1,324.7	$(27.5)	$1,297.2	$1,330.7	(33.5)	(2.5)
Cost of sales	676.3	-	676.3	(13.0)	663.3	693.0	(29.7)	(4.3)
Gross profit	$648.4	$-	$648.4	$(14.5)	$633.9	$637.7	(3.8)	(0.6)
Royalty income	5.0	-	5.0	(0.3)	4.7	4.7	-	-
SG&A expenses	595.7	-	595.7	(12.1)	583.6	548.3	35.3	6.4
Earnings from operations	$57.7	$-	$57.7	$(2.7)	$55.0	$94.1	(39.1)	(41.6)
Other income (expense)	10.9	-	10.9	(16.9)	(6.0)	1.9	(7.9)	(415.8)
Income tax (benefit) expense	(9.6)	15.9	6.3	(0.6)	5.7	13.5	(7.8)	(57.8)
Less: Noncontrolling interests	24.9	-	24.9	(1.3)	23.6	23.0	0.6	2.6
Net earnings	$53.3	$(15.9)	$37.4	$(17.7)	$19.7	$59.5	(39.8)	(66.9)
Diluted earnings per share	$0.34	$(0.10)	$0.24	$(0.11)	$0.13	$0.39	(0.26)	(66.7)

	Year Ended December 31,
	2020					2019	Change
(in millions, except per share data)	Reported GAAP Measure	Tax and Restricted Share Cancellation Adjustments(1)	Adjusted for Non-GAAP Items	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$4,597.4	$-	$4,597.4	$(7.5)	$4,589.9	$5,220.1	(630.2)	(12.1)
Cost of sales	2,407.6	-	2,407.6	(1.3)	2,406.3	2,728.9	(322.6)	(11.8)
Gross profit	$2,189.8	$-	$2,189.8	$(6.2)	$2,183.6	$2,491.2	(307.6)	(12.3)
Royalty income	16.0	-	16.0	(0.5)	15.5	22.5	(7.0)	(31.1)
SG&A expenses	2,072.1	(18.2)	2,053.9	(0.3)	2,053.6	1,995.2	58.4	2.9
Earnings from operations	$133.7	$18.2	$151.9	$(6.4)	$145.5	$518.4	(372.9)	(71.9)
Other income (expense)	21.1	-	21.1	(20.6)	0.5	(2.4)	2.9	(120.8)
Income tax expense	8.5	15.7	24.2	(0.5)	23.7	88.8	(65.1)	(73.3)
Less: Noncontrolling interests	47.7	-	47.7	(2.2)	45.5	80.7	(35.2)	(43.6)
Net earnings	$98.6	$2.5	$101.1	$(24.3)	$76.8	$346.6	(269.8)	(77.8)
Diluted earnings per share	$0.64	$0.01	$0.65	$(0.15)	$0.50	$2.25	(1.75)	(77.8)
(1)

The effect of taxes on the restricted share cancellation adjustments used to arrive net earnings adjusted for non-GAAP measures was zero and it was not deductible. The additional tax expense related to the write-off of deferred tax assets associated with the cancelled shares.